As filed with the Securities and Exchange Commission on October 18, 1996
                                              Registration No. 333-4066

     U.S. SECURITIES AND EXCHANGE COMMISSION
     Washington, D.C.
     -----------------------

     FORM SB-2
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
     (Amendment No. 3)
     -----------------------

     KAYENTA KREATIONS, INC.
     (Name of small business issuer in its charter)
     -----------------------

Nevada (State or other jurisdiction of incorporation or organization) 7336 (Primary Standard Industrial Classification Code Number)
87-0554463  (I.R.S. Employer Identification No.)
     -----------------------

1020 Belmont Avenue, Salt Lake City, Utah 84105  (801) 521-4128
(Address & telephone number of principal executive offices & place of business)
     -----------------------

Michelle Barlow     (801) 521-4128
1020 Belmont Avenue, Salt Lake City, Utah 84105
(Name, address & telephone number of agent for service)
     -----------------------

Copies to:
Thomas G. Kimble & Van L. Butler     (801) 531-0066
THOMAS G. KIMBLE & ASSOCIATES
311 South State Street, #440,  Salt Lake City, Utah 84111
     -----------------------

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     CALCULATION OF REGISTRATION FEE
     (previously submitted)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

     Kayenta Kreations, Inc.
     CROSS-REFERENCE SHEET
     Pursuant to Rule 404(a)

Item Number and Heading                    Heading in Prospectus

1.  Front of Registration Statement and    Facing Pages; Front Cover Page
Outside Front Cover Page of Prospectus

2.  Inside Front and Outside Back Cover    Inside Front and Outside Back
Cover Pages of Prospectus                  Cover Pages of Prospectus

3.  Summary Information and Risk Factors   Prospectus Summary; Risk Factors

4.  Use of Proceeds                        Use of Proceeds; Business;
                                           Certain Transactions

5.  Determination of Offering Price        Cover Page; Risk Factors; Plan of
                                           Distribution

6.  Dilution                               Dilution; Comparative Data

7.  Selling Security Holders               Not applicable

8.  Plan of Distribution                   Front Cover Page; Plan of
                                           Distribution

9.  Legal Proceedings                      Legal Matters

10. Directors, Executive Officers,         Management
Promoters and Control Persons

11. Security Ownership of Certain          Principal Shareholders
Beneficial Owners and Management

12. Description of the Securities          Description of Securities

13. Interest of Named Experts and Counsel  Not applicable

14. Disclosure of Commission Position      Certain Transactions
on Indemnification for Securities Act
Liabilities

15. Organization Within Last Five Years    Certain Transactions

16. Description of Business                Business

17. Management's Discussion and Analysis   Management's Plan of Operations
or Plan of Operation

18. Description of Property                Business

19. Certain Relationships and Related      Certain Transactions
Transactions

20. Market for Common Equity and Related   Front Cover Page; Risk Factors;
Stockholder Matters                        Description of Securities; Shares
                                           Eligible For Future Sale

21. Executive Compensation                 Management

22. Financial Statements                   Financial Statements

23. Changes In and Disagreements with      Not Applicable
Accountants on Accounting and Financial
Disclosure

     400,000 Shares
     KAYENTA KREATIONS, INC.
     Common Stock

     Kayenta Kreations, Inc. (the "Company"), is offering, on a "best efforts, minimum-maximum" basis, up to 400,000 shares of its $.001 par value common stock, (the "Shares") to the public at a price of $.25 per Share. Prior to this offering, there has been no public market for the Shares. The Shares will not be listed on an exchange or quoted on the NASDAQ system upon completion of this offering and there can be no assurance that a market will develop or, if a market should develop, that it will continue. Any transactions in the Shares may be subject to rules applicable to penny stocks. The initial public offering price has been arbitrarily determined by the Company and bears no relationship to assets, shareholders' equity or any other recognized criteria of value. Current shareholders may purchase Shares in the offering and no limits have been imposed in this regard, but no one has made any commitment to purchase Shares in order to reach the minimum.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL AND IMMEDIATE DILUTION AND SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD TO RISK THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS." (page 5)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
----------------------------------------------------------------------------
                                      Price to  Commissions &    Proceeds to
                                      Public(1) Discounts(1)(2)  Company(2)
Per Share                                $.25         $.035         $.215
Total Minimum                          $  50,000     $ 7,000     $  43,000
Total Maximum                          $ 100,000     $14,000     $  86,000
----------------------------------------------------------------------------
(1) The offering price is payable in cash upon subscription. The offering will be managed by the Company and the Shares will be offered and sold by the officer of the Company, without any discounts or other commissions. Licensed NASD Broker-dealers may also participate and receive a commission of up to 14% of the offering price on sales made by them. See "Plan of Distribution."

(2) Proceeds to the Company are shown assuming payment of commissions to licensed NASD broker-dealers with respect to all shares sold, but before deducting other offering expenses payable by the Company for legal and accounting fees, printing and other costs estimated at $12,000.

(3) Proceeds will be deposited no later than noon of the next business day after receipt into an escrow account with Brighton Bank, 311 South State Street, Salt Lake City, Utah 84111, pending receipt of subscriptions for at least $50,000. The offering will close and proceeds will be disbursed to the Company if subscriptions for all 400,000 Shares have been received within 120 days from the date hereof (or 150 days if extended by the Company for up to 30 additional days). If subscriptions for a minimum of 200,000 Shares have not been received within this period of time, all proceeds will be promptly refunded to subscribers without interest thereon or deduction therefrom. Subscribers will have no right to return or use of their funds during the offering period, which may last up to 150 days.

     The Shares are being offered by the Company subject to prior sale, receipt and acceptance by the Company, approval of certain matters by counsel, and certain other conditions. The Company reserves the right to withdraw or cancel such offer and reject any order, in whole or in part.

     The date of this Prospectus is           , 1996

     AVAILABLE INFORMATION

     The Company has filed with the United States Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2, under the Securities Act of 1933, as amended (the "Securities Act), with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement. For further information regarding both the Company and the Securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules thereto, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained from the Washington, D.C. office upon request and payment of the prescribed fee.

     As of the date of this Prospectus, the Company became subject to the informational requirements of the Securities Exchange Act of 1934, as amended (The "Exchange Act") and, in accordance therewith, will file reports and other information with the Commission. Reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 75 Park Place, New York, New York 10007; Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     Copies of the Company's Annual, Quarterly and other Reports which will be filed by the Company with the Commission commencing with the Quarterly Report for the first quarter ended after the date of this Prospectus (due 45 days after the end of such quarter) will also be available upon request, without charge, by writing Kayenta Kreations, Inc., 1020 Belmont Avenue, Salt Lake City, Utah 84105.

UNTIL [90 DAYS AFTER THE DATE OF THIS PROSPECTUS], ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE SECURITIES COMMISSION OR OTHER STATE REGULATORY AUTHORITY, AND NO SUCH REGULATORY AUTHORITY HAS PASSED UPON THE TERMS OF THIS OFFERING OR APPROVED THE MERITS THEREOF. INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THIS OFFERING IN EVALUATING THE MERITS AND RISKS OF THE OFFERING AND MAKING AN INVESTMENT DECISION.

THIS PROSPECTUS SHOULD BE READ IN ITS ENTIRETY BY ANY PROSPECTIVE INVESTOR PRIOR TO HIS OR HER INVESTMENT.

     PROSPECTUS SUMMARY

     This summary is qualified in its entirety by the more detailed information appearing elsewhere in the Prospectus.

     The Company

     Kayenta Kreations, Inc. (the "Company") was recently incorporated under the laws of the State of Nevada on December 26, 1995. The Company has not commenced active business operations and is considered a development stage company. The Company was formed to engage in the business of producing and marketing a children's coloring art book depicting various aspects of life in the southwestern and western United States, particularly the Great Basin and Colorado Plateau area. Artwork for the books is being drawn and produced by the President of the Company, and drawings will feature history, geography, archeology, pictographs, flora and fauna, heritage, culture and traditions of the Southwest. In conjunction therewith the Company intends to produce and market its own coloring pencils as an alternative to crayons.

     The Company's mailing address and telephone number of its principal executive offices are 1020 Belmont Avenue, Salt Lake City, Utah 84105.
(801) 521-4128.

     The Offering

Securities offered

400,000 Shares of Common Stock, $.001 par value ("Common Stock") of the Company. See "Description of Securities".

Offering Price

$.25 Per Share.

Plan of Distribution

The offering will be managed by the Company and the Shares will be offered and sold by the officer of the Company, without any discounts or other commissions. Licensed NASD Broker-dealers may also participate and receive commissions of up to 14% of the offering price on sales made by them. Offering proceeds will be escrowed pending completion or termination of the offering. The offering will terminate 120 days from the date hereof (or 150 days if extended by the Company for an additional 30 days), and funds held in escrow will be promptly returned to subscribers, without interest thereon or deduction therefrom, unless the offering is completed on or before that date upon receipt of subscriptions for at least the minimum offering amount ($50,000). See "Plan of Distribution."

Escrow Agent

Brighton Bank, 311 South State Street, Salt Lake City, Utah 84111 will serve as escrow agent for receipt of the proceeds from this offering.

Transfer Agent

American Registrar & Transfer Co., 10 Exchange Place, Suite 750, P.O. Box 1798, Salt Lake City, Utah 84110, (801) 363-9066, has agreed to serve as transfer agent and registrar for the Company's outstanding securities upon completion of the offering.

Securities Outstanding

The Company is authorized to issue up to 50,000,000 shares of Common Stock and presently has 800,000 shares of Common Stock issued and outstanding. Upon completion of this offering, if all Shares offered herein are sold, 1,200,000 shares of Common Stock will then be issued and outstanding; 1,000,000 Shares will be issued and outstanding if only the minimum number of Shares offered herein are sold. In addition, the Company is authorized to issue up to 5,000,000 shares of Preferred Stock in one or more series with such rights and preferences as the Board of Directors may designate. The sole Director has not designated any such series and no preferred shares are presently issued and outstanding.

Risk Factors

The Company is a start up company with no operating history and no revenues from operations to date; consequently, an investment in the Company is highly speculative. The Shares will not be listed on an exchange or quoted on the NASDAQ system upon completion of this offering. Investors will suffer substantial dilution in the book value per share of the Common Stock compared to the purchase price. In seeking to implement its proposed business, the Company could incur substantial losses during the development stage, and require additional funding for which it has no commitments. Management has other interests which may conflict with the interests of the Company. Until such time, if ever, that the Company generates sufficient revenue to pay a salary to management, management will not be employed full time and will only devote a minimal amount of time to the affairs of the Company. No person should invest in the Company who cannot afford to risk loss of their entire investment. See "Risk Factors."

     RISK FACTORS

     The securities being offered hereby involve a high degree of risk. Prospective investors should carefully consider the following risk factors before investing in the Company.

Risks Inherent in a New Start Up Company

     No Operating History. The Company was only recently incorporated, has no significant assets, no history of operations and is considered to be a development stage enterprise. There is absolutely no assurance that the Company will be able, upon completion of this offering, to successfully implement its proposed business or that it will ever operate profitably.

     Dependence Upon One Part Time Officer/Director; Business and Time Conflicts. The President is the sole officer/director of the Company; as compared to many other public companies, the Company does not have a depth of managerial and technical personnel. Management of the Company has only limited experience with the business proposed to be engaged in by the Company. Furthermore, the President of the Company will not be employed full time, is expected to devote only approximately 20% of her time to the Company, at least initially, and is involved with other businesses and has other interests which could give rise to conflicts of interest with respect to the business of and amount of time devoted to the Company. There is no assurance such conflicts will be resolved favorably to the Company. See "Certain Transactions - Conflicts of Interest".

     Limited Liability of Management. The Company has adopted provisions to its Articles of Incorporation and Bylaws which limit the liability of Officers and Directors and provide for indemnification by the Company of Officers and Directors to the full extent permitted by Nevada corporate law, which generally provides that officers and directors shall have no personal liability to a Company or its stockholders for monetary damages for breaches of their fiduciary duties as officers and directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which an officer or director derives an improper personal benefit. Such provisions substantially limit the shareholders' ability to hold officers and directors liable for breaches of fiduciary duty, and may require the Company to indemnify its officers and directors. See "Certain Transactions - Conflicts of Interest".

     No Dividends. The Company does not currently intend to pay cash dividends on its Common Stock and does not anticipate paying such dividends at any time in the foreseeable future. At present, the Company will follow a policy of retaining all of its earnings, if any, to finance development and expansion of its business. See "Dividend Policy."

     Limited Capital/Need for Additional Capital. The Company presently has no significant operating capital and is totally dependent upon receipt of the proceeds of this offering to provide the minimum capital necessary to commence its proposed business. Upon completion of the offering, the amount of capital available to the Company will still be extremely limited, especially if only the minimum amount of the offering is raised. The Company has no commitments for additional cash funding beyond the proceeds expected to be received from this offering. In the event that the proceeds from this offering are not sufficient, the Company may need to seek additional financing from commercial lenders or other sources, for which it presently has no commitments or arrangements.

Risks Related to the Nature of the Proposed Business

     Competition. The tourist industry in general and the particular business the Company proposes to engage in of marketing tourist oriented coloring art books as souvenirs is very specialized and highly competitive. Most of the Company's competitors have substantially greater financial and personnel resources than the Company. See "Business-Competition."

     New Product Risks. The Company's proposed business of marketing specialty coloring art books marketed principally toward tourists involves new, as yet unproven products which have no established market share or demand. The Company has not conducted any formal marketing surveys, and there is no assurance of feasibility or that such products will be favorably received by consumers. The Company's business will be subject to all the risks associated with introduction of new products.

Risks Related to the Offering

     Best Efforts Offering/No Firm Commitment. The Shares are offered by the Company on a "best efforts, minimum-maximum basis"; there is no underwriter and no firm commitment from anyone to purchase all or any of the Shares offered. No assurance can be given that all or any of the Shares will be sold. However, escrow provisions have been made to insure that if subscriptions for a minimum of 200,000 Shares are not received within the offering period, plus any extensions, all funds received will be promptly refunded to subscribers, without interest thereon or deduction therefrom. During the offering period, which could last up to 150 days, subscribers will receive no interest on their funds nor have any use or right to return of the funds.

     Continuation of Control by Present Shareholders. Upon completion of this offering, present shareholders will own a majority (between 66.7% and 80%, depending on the amount sold in the offering) of the total outstanding securities and will have absolute voting control of the Company. Investors in this offering will have no ability to remove, control or direct management. Only one third of the outstanding shares is required to constitute a quorum at any stockholders' meeting, and action may be taken by a majority of the voting power present at a meeting, or may be taken without a meeting by written consent of stockholders holding a majority of the total voting power. See "Principal Stockholders" and "Description of Securities."

     Immediate, Substantial Dilution to Investors. Investors in this offering will suffer immediate, substantial dilution in the purchase price of the Shares compared to the net tangible book value per share immediately after the offering. Depending on the amount sold in the offering, such dilution will be somewhere between 72% and 84%, approximately, of the purchase price. See "Dilution."

     Purchases by Affiliates. Current shareholders, which includes all promoters and affiliates of the Company, may purchase Shares in the Offering and no limits have been imposed in this regard, but no one, including such affiliates, has made any commitment, nor indicated they intend, to do so. Purchases by affiliates, if any, may include purchases made in order to reach the minimum offering amount, thereby enabling the offering to close notwithstanding the fact that all the Shares would not be sold to unaffiliated purchasers. Any Shares purchased by affiliates would be subject to certain restrictions on resale.


     Lack of Underwriter Participation/No Independent Due Diligence Review. Because the Company has not engaged the services of an Underwriter with respect to this offering, the independent due diligence review of the Company, its affairs and financial condition, which would ordinarily be performed by an underwriter and its legal counsel, has not been performed with respect to the Company and investors will not have the benefit of an underwriter's independent due diligence review.

     Benefits to Present Stockholders/Disproportionate Risks. The present stockholders of the Company, paid $8,000 cash for the 800,000 shares of the Company's Common Stock which are presently outstanding. If all 400,000 Shares offered herein are sold, immediately after completion of the offering, present stockholders will still own two thirds of the then outstanding Common Stock. Investors in this offering will own the other third, for which they will have paid $100,000 cash. If only the minimum number of Shares offered is sold, present stockholders will own 80% of the then outstanding Common Stock. Investors in this offering will own the other 20%, for which they will have paid $50,000 cash. Thus, the cash contributed to capital of the Company by investors in this offering is disproportionately greater than the Common Stock ownership percentage they receive. Present stockholders will benefit from a greater share of the Company if successful, while investors in this offering risk a greater loss of cash invested if the Company is not successful. See "Comparative Data."

     Substantial Management Discretion in Use of Proceeds. The proceeds of this offering are not specifically allocated and management will have substantial, broad discretion in the allocation and use of proceeds from this offering. Investors will not have the benefit of knowing, at the time of their investment, exactly how the funds invested by them will be used by the Company.

     Potential Issuance of Additional Common and Preferred Stock. The Company is authorized to issue up to 50,000,000 shares of Common Stock, of which only 1,200,000 shares at most will be issued and outstanding upon completion of this offering. The Board of Directors of the Company will have the ability, without seeking shareholder approval, to issue additional shares of Common Stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional Common Stock in the future will reduce the proportionate ownership and voting power of the Common Stock offered hereby. The Company is also authorized to issue up to 5,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by the Board of Directors. Such designations may be made without shareholder approval. The Board of Directors has not designated any series or issued any shares of preferred stock. The designation and issuance of series of preferred stock in the future would create additional securities which would have dividend and liquidation preferences over the Common Stock offered hereby. See "Description of Securities."

     Shares Eligible for Future Sale. All shares of Common Stock presently outstanding are restricted securities and/or securities held by affiliates which are not presently eligible, but may in the future be eligible to sell, pursuant to Rule 144, in any public market that may develop for the Common Stock. Future sales by current shareholders could depress the market prices of the Common Stock in any such market. See "Shares Eligible for Future Sale".

     Arbitrary Determination of Offering Price. The public offering price of the Shares of Common Stock offered hereby was arbitrarily determined by management of the Company and was set at a level substantially in excess of the price recently paid by present shareholders for securities of the same class. The price bears no relationship to the Company's assets, book value, net worth or other economic or recognized criteria of value. In no event should the public offering price be regarded as an indicator of any future market price of the Company's securities.

     No Assurance of a Liquid Public Market for Securities. There has been no public market for the Shares prior to the offering made hereby. The Shares will not be listed on an exchange or quoted on the NASDAQ system upon completion of this offering and there can be no assurance any market will develop for the securities or that if a market does develop, that it will continue. There can also be no assurance as to the depth or liquidity of any market for Common Stock or the prices at which holders may be able to sell the securities. As a result, an investment in the Shares may be totally illiquid and investors may not be able to liquidate their investment readily or at all when they need or desire to sell.

     Volatility of Stock Prices. In the event a public market does develop for the Shares, market prices will be influenced by many factors, and will be subject to significant fluctuation in response to variations in operating results of the Company and other factors such as investor perceptions of the Company, supply and demand, interest rates, general economic conditions and those specific to the industry, international political conditions, developments with regard to the Company's activities, future financial condition and management.

     Applicability of Penny Stock Risk Disclosure Requirements. The securities of the Company will be considered a "penny stock" as that term is defined in rules promulgated under the Exchange Act. Under these rules, broker-dealers participating in transactions in penny stocks must first deliver a risk disclosure document which describes the risks associated with penny stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for penny stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain the specific written consent of the customer, and provide monthly account statements to the customer. With these restrictions, the likely effect of designation as a penny stock will be to decrease the willingness of broker-dealers to make a market, to decrease the liquidity of the stock and increase the transaction cost of sales and purchases as compared to other securities not so designated. See "Plan of Distribution."

     DILUTION

     Dilution is the difference between the public offering price of $.25 per share for the Common Stock offered herein, and the net tangible book value per share of the Common Stock immediately after its purchase. The Company's net tangible book value per share is calculated by subtracting the Company's total liabilities from its total assets less any intangible assets, and then dividing by the number of shares then outstanding.


     The net tangible book value of the Company prior to the offering, based on the June 30, 1996 financial statements, was $7,238.00 or approximately $.01 per common share. Prior to selling any shares in this offering, the Company has 800,000 shares of Common Stock outstanding.

     If all Shares offered herein are sold, the Company will have 1,200,000 Shares outstanding upon completion of the offering. The post offering pro forma net tangible book value of the Company, which gives effect to receipt of the net proceeds from the offering (assuming payment of a sales commission on all shares sold) and issuance of the additional Shares of Common Stock in the offering, but does not take into consideration any other changes in the net tangible book value of the Company after June 30, 1996, will be $81,238.00 or $.07 per share, approximately. This would result in dilution to investors in this offering of $.18 per share, or 72% from the public offering price of $.25 per share. Net tangible book value per share would increase to the benefit of present stockholders from $.01 prior to the offering to $.07 after the offering, or an increase of $.06 per share attributable to purchase of the Shares by investors in this offering.

     If only the minimum number of Shares is sold, the Company will have 1,000,000 Shares outstanding upon completion of the offering. The post offering pro forma net tangible book value of the Company will be $38,238.00 or approximately $.04 per share. This would result in dilution to investors in this offering of $.21 per share, or 84% from the public offering price of $.25 per share. Net tangible book value per share would increase to the benefit of present stockholders from $.01 prior to the offering to $.04 after the offering, or an increase of $.03 per share attributable to the purchase of the Shares by investors in this offering.

     The following table sets forth the estimated net tangible book value ("NTBV") per share after the offering and the dilution to persons purchasing Shares based on the foregoing minimum and maximum offering assumptions.

                                            Minimum          Maximum

Public offering price/share                     $.25             $.25

NTBV/share prior to offering               $.01             $.01

Increase attributable to new investors      .03              .06

Post offering pro forma NTBV/share               .04              .07

Dilution to new investors in this offering      $.21             $.18


     COMPARATIVE DATA

     The following charts illustrate the pro forma proportionate ownership in the Company, upon completion of the offering under alternative minimum and maximum offering assumptions, of present stockholders and of investors in this offering, compared to the relative amounts paid and contributed to capital of the Company by present stockholders and by investors in this offering, assuming no changes in net tangible book value other than those resulting from the offering.

MINIMUM OFFERING  Shares Owned  Percent  Cash Paid  Percent  Price/share

Present Shareholders  800,000     80%     $  8,000   13.8%     $0.01

New Investors         200,000     20%     $ 50,000   86.2%     $0.25

MAXIMUM OFFERING  Shares Owned  Percent  Cash Paid  Percent  Price/share

Present Shareholders  800,000    66.67%  $   8,000     7%      $0.01

New Investors         400,000    33.33%  $ 100,000    93%      $0.25

     USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 400,000 Shares offered hereby at a public offering price of $.25 per Share will vary depending upon the total number of Shares sold and the amount of any commissions paid to licensed NASD broker-dealers in connection with such sales. Regardless of the amount of any commissions paid, the Company also expects to incur other offering expenses estimated at $12,000 for legal, accounting, printing and other costs in connection with the offering. The following table sets forth gross and net proceeds, alternatively under the minimum and maximum offering, assuming that commissions are paid with respect to all sales, and management's present estimate of the allocation and prioritization of net proceeds expected to be received from this offering. Actual receipts and expenditures may vary from these estimates. Pending use, the Company will invest the net proceeds in investment-grade, short-term, interest bearing securities.

                                         Minimum Offering  Maximum Offering

Gross Proceeds                                   $ 50,000       $100,000

Commissions (1)                                     7,000         14,000

Other Offering Expenses (2)                        12,000         12,000

NET OFFERING PROCEEDS                            $ 31,000       $ 74,000

Purchase of equipment (3)                        $  8,300       $  8,300

Purchase of Inventory (4)                          10,000         10,000

Initial Operating Expenses & Working Capital (5)   12,700         55,700

TOTAL                                            $ 31,000       $ 74,000

(1) The foregoing amount assumes payment of sales commissions with respect to all Shares sold. The Company will pay a commission of up to 14% of the offering price to any licensed NASD Broker-dealers who participate in the offering, but only with respect to sales made by them. To the extent that sales are made by the officer of the Company without the payment of any sales commission or discount, the amount allocated above for the payment of commissions will be reallocated and used as additional working capital for the Company's operations.

(2) Regardless of the number of Shares sold in the offering and the amount of any commissions paid, the Company will incur other offering expenses for legal and accounting fees and costs, printing and transfer agent costs, filing fees, etc.

(3) The Company intends to use a portion of the proceeds of this offering to purchase certain computer, fax, printing and photocopying equipment that will enable it to handle printing and other reproduction on a limited basis in house. Larger scale printing requirements will still be sent to professional printing establishments on a contract basis. The foregoing amount represents management's estimate of the cost of a computer system, scanning software, fax machine, laser printer and photocopy machine which the Company plans to acquire.

(4) The Company intends to use a portion of the proceeds of this offering for printing an initial production run of approximately 10,000 copies of the first edition of the coloring art books, to provide an initial inventory which the Company will attempt to market. The foregoing amount represents management's estimate of such printing costs.

(5) The Company will use a portion of the proceeds to provide general working capital to meet other operating expenses during the start up period of operations until such time that the Company is able to generate revenues from operations to cover such expenses. These expenses include general and administrative expenses, sales and marketing expenses, and all other expenses not categorized above.

     MANAGEMENT'S PLAN OF OPERATION

     The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and the notes associated with them contained elsewhere in this prospectus.

Plan of Operations.

     The Company was only recently incorporated on December 26, 1995. The Company has not commenced planned principal operations and is considered a development stage company. The Company has no significant assets, no active business operations nor any results therefrom. To date, activities have been limited to organizational matters and the preparation and filing of the registration statement of which this prospectus is a part.

     Management's plan of operation for the next twelve months is first to raise funds from this offering. If the offering is successful, the Company intends to use the proceeds primarily to complete artwork and pay for the costs of an initial printing of approximately 10,000 copies of a specialty children's coloring art book, which the Company will then attempt to market. The Company will also use offering proceeds to make initial equipment purchases and other capital expenditures for a computer system, a digitized scanner software program, a plain paper laser fax machine, a laser printer and a photocopy machine. A portion of the proceeds will also be used to provide initial working capital for the operation of the Company's proposed business. The Company is totally dependent upon the successful completion of this offering and receipt of at least the minimum amount of proceeds therefrom, of which there is no assurance, for the ability to commence its intended business operations.

     Inasmuch as there is no assurance that this offering will be successful and that the Company will receive any net proceeds therefrom, the Company has not entered into any contractual commitments for printing and/or marketing of the coloring art books, and will not do so unless and until the offering is completed. Therefore there is absolutely no assurance that the Company will be able, with the proceeds of this offering, to enter into suitable arrangements for printing and marketing. At this time, no assurances can be given with respect to the timing of commencement of operations or the length of time after commencement that it will be necessary to fund operations from proceeds of this offering. If the marketing of the initial printing of books is successful, management intends for the foreseeable future to reinvest the revenues derived therefrom for additional printings and editions of the coloring art books, and for development and marketing costs relating to a line of colored pencils which the Company also intends to eventually market.

     Management believes that the minimum net proceeds of this offering will be sufficient to make an initial printing of approximately 10,000 copies and to begin marketing the coloring art books, after which time management anticipates that the Company will begin generating revenues from sales to cover ongoing expenses. However, there is absolutely no assurance of this. If the initial marketing of the coloring art books is unsuccessful, investors will have lost their money and management will not attempt to pursue further marketing efforts with respect to such product, and it is unlikely the Company would have the financial ability to do so in any event. Instead management will call a shareholders meeting to decide whether to liquidate the Company or what direction the Company will pursue, if any. However, the Company presently has no plans, commitments or arrangements with respect to any other potential business venture and there is no assurance the Company could become involved with any other business venture, especially any business venture requiring significant capital.

     BUSINESS

History of the Company

     Kayenta Kreations, Inc. (the "Company") was recently incorporated under the laws of the State of Nevada on December 26, 1995. The Company has not commenced business operations and is considered a development stage company. To date, activities have been limited to organizational matters and the preparation and filing of the registration statement of which this prospectus is a part. In connection with the organization of the Company, the founding shareholders of the Company contributed an aggregate of $8,000 cash to capitalize the Company in exchange for 800,000 shares of Common Stock. The Company has no significant assets, and is totally dependent upon the successful completion of this offering and receipt of the proceeds therefrom, of which there is no assurance, for the ability to commence its proposed business operations. If less than the maximum offering proceeds are received, the Company may be required to substantially reduce or eliminate certain of its development activities, limit its operations significantly, or otherwise modify its business strategy.

Proposed Business of the Company

     The Company was formed for the purpose of engaging in the business of producing and marketing specialty children's coloring art books and art coloring pencils. The Company intends to raise capital through a public offering of its securities and use the funds derived therefrom primarily to pay for the costs of an initial printing of approximately 10,000 copies of a coloring art book, which the Company will then attempt to market.

     The Company plans to create specialty children's coloring art books that depict various aspects of Southwestern and Western heritage, traditions and culture of the United States. Drawings will characterize various features and aspects of the Colorado Plateau and its history, recreation, geography, archeology, pictographs, flora and fauna. It is anticipated that different editions of the coloring art book will eventually be produced and distributed throughout the Colorado Plateau and Great Basin area. The different editions will be tailored to specific events or areas within the Colorado Plateau and Great Basin and will feature drawings that depict such events or some aspects of the heritage, culture and traditions that represent the uniqueness of a particular area.

     For instance, an example of an edition featuring a specific event would be a coloring art book with drawings depicting the Annual Easter Jeep Safari held in Moab, Utah, which has been featured in demonstration copies which were used by the President in initial, informal marketing surveys, and may also be featured in future, regular production editions. This event brings over 5,000 participants and visitors from several states in the U.S. The Jeep Safari is just one of forty-five organized 4x4 events held throughout the United States. Families with children of all ages attend these events and contribute to the large numbers of participants. Other editions will feature places and events such as the Glen Canyon National Recreation Area (Lake Powell), Grand Canyon National Park and other national and state parks in Utah, Arizona, Colorado and New Mexico. Each area featured offers different and distinctive scenic attractions and recreational activities, including water sports, river running, hiking and mountain biking. The Southwestern U.S. is also rich in Native American cultural influences, and other editions will feature items associated with those cultures, including basket weaving, pottery, and ancient petroglyphs, pictographs and rock art.

     In conjunction with marketing coloring art books, the Company plans to create and market its own specialized assortment of good quality art coloring pencils. The pencil assortment will feature colors and shades specially selected by management to match the colors and shades of soils, rocks, plants, animals and other items commonly seen in the desert Southwest. The pencils will be marketed using the Company's own color names as an alternative to crayons, which can be quite messy and are subject to melting, particularly in the hot summer temperatures of the desert.

Marketing, Distribution and Advertising Strategies

     Management of the Company believes that with the dramatic increases seen in recent years in the numbers of tourists and other visitors coming to national and state parks and other tourist attractions in the Southwestern U.S., particularly in the area of the Colorado Plateau, increased opportunities are presented to market as souvenirs, a variety of products which feature the distinctive places and events which attract people to these destinations and/or have themes associated with such destinations. In addtition to the usual products marketed as souvenirs, management believes that a potential market exists for a specialty children's coloring art book which depicts items, places and events in or associated with the Southwestern U.S. However, the Company has not conducted any formal marketing surveys and there is no assurance of any market interest or demand for such a product.

     Management intends to pursue marketing efforts in at least two different areas. Since the coloring books will feature drawings depicting certain special or distinctive events that occur in different places in the Southwestern U.S., management intends, wherever possible, to attend such events. Management is aware of several special events that occur during the Spring, Summer, and Fall throughout Utah, Arizona and Colorado, including biking events, 4x4 events, river running expeditions, etc. During some of these events, booths are offered to potential vendors for a nominal fee. Management of the Company will be responsible to contact the organizers of such special events to obtain booth space or otherwise acquire rights of distribution during such events, and intends to market the products on a retail basis to the participants and others attending such events.

     Management also intends to contact directly in person or by mail or telephone solicitation the owners and other proprietors of existing retail establishments in various locations throughout the Southwest to market the products on a wholesale basis. Wholesale buyers would include those businesses located in tourist destinations including airports, scenic and recreation areas, towns and cities nearby and surrounding national and state parks and other destination points of interest. Examples of potential buyers would include tourist and souvenir shops, specialty shops, grocery stores, toy stores, drug stores, hotel and motel shops and tourist information locations, as well as any art specialty shops.

     In addition to the regular size editions of the coloring art book, the Company will offer a smaller version of the coloring book to hotels, motels, restaurants, conventions, expedition outfitters and other businesses that may wish to offer such books on a complimentary basis to their regular patrons. Wholesale buyers of both the regular size and complimentary versions of the coloring books will have the option of ordering their own customized edition of the books or purchasing an existing edition of general interest or an edition more particularly fitted to a given locale with drawings depicting local items, events and places of interest.

     The Company intends to prepare flyers and brochures advertising its products, which will be distributed by mail and dropped off in direct contacts. Management will also prepare demonstration copies of the books for use in direct contacts. Management anticipates that distribution of the Company's products will be handled through mail order or by direct delivery for the most part. Management intends to have printed on each copy of any edition or version of the books, ordering information and/or forms, and possibly a toll free 800 number for convenience in ordering. Inasmuch as the Company's products will be targeted mainly toward tourist traffic, management anticipates that the seasonality of the business will coincide with the tourist season in the Colorado Plateau area, which basically begins in March or April and continues into October or November, with its peak during the summer months.

Competition

     The proposed business of the Company is very specialized and there is no assurance of market interest or demand. The tourist industry in general and the marketing of souvenirs and other specialty items of interest to tourists is highly competitive and most of the Company's competitors have substantially greater financial and personnel resources than the Company. Management is aware of limited numbers of tourist oriented coloring books or similar specialty items, but is not aware of anyone marketing a coloring art book exactly like the Company intends to market.

Physical Facilities and Employees

     The Company presently has no office facilities but for the time being will use the home office facilities of Ms. Michelle Barlow, its President, in Salt Lake City, Utah, on a rent free basis as its principal place of business. Management does not intend to seek other office arrangements immediately upon completion of the offering, but will seek such arrangements at such time in the future as the Company's business requires more extensive facilities, which is not anticipated in the immediate future. The Company may use a portion of the proceeds of this offering for such purpose, if and as needed.

     The Company presently has no salaried employees, and does not presently anticipate the need to hire employees upon completion of the offering. The sole officer of the Company will not be employed full time initially and will not receive a regular salary, wage or other cash compensation for her time, unless and until the Company's business operations develop to the point where a full time or other extensive time commitment is required.


     MANAGEMENT

Executive Officers, Directors and Significant Employees

     The following table sets forth the sole director and executive officer of the Company, her age, and all offices and positions with the Company. A director is elected for a period of one year and thereafter serves until his or her successor is duly elected by the stockholders and qualifies.
Officers and other employees serve at the will of the Board of Directors.

                        Term Served As
Name of Director  Age   Director/Officer   Positions With Company

Michelle Barlow    33   Since inception    President & Secretary/Treasurer

     This individual will serve as management of the Company. A brief description of her background and business experience is as follows:

     Michelle Barlow will serve as President, Secretary/Treasurer and Director of the Company. Ms. Barlow has completed two years of college coursework majoring in accounting and business and is currently attending college at Salt Lake Community College, on a part time basis in order to complete an accounting degree. Ms. Barlow owned and operated Plants by Design, a business engaged in interior landscaping, from 1986 to 1989. From 1989 to 1995, she was employed at the University of Utah as an Administrative Assistant, where she was involved in various bookkeeping and accounting procedures, including payroll, general ledger, year end tax return preparation and submitting financial reports, as well as writing governmental proposals and securing grants and private funds for research. Ms. Barlow also has operating experience in various computer software programs for both Macintosh and IBM PC compatible systems. Because of her personal interests, she has travelled in and studied as a hobby the geology of the Colorado Plateau and also its plant and animal life, culture and traditions.

     Ms. Barlow holds no directorships in any other company subject to the reporting requirements of the Securities Exchange Act of 1934.

Executive Compensation

     The Company was only recently incorporated, has not yet commenced planned operations and has not paid any compensation to its executive officer or director to date.

     Proposed Compensation. The sole officer/director will be entitled to reimbursement of any out of pocket expenses reasonably and actually incurred on behalf of the Company. Initially, it is anticipated that the officer will only devote a portion (up to approximately 20%) of her time to the affairs of the Company. She will not be employed full time and will not receive a regular salary, wage or other cash compensation for her time, unless and until the Company's business operations develop to the point where a full time or other extensive time commitment is required. The Company presently has no formal employment agreements or other arrangements or understandings with the officer regarding the commitment of time or the payment of salaries or other compensation. However, the officer is prepared to devote such time as may be necessary to the development of the Company's business. The amounts of compensation and other terms of any full time employment arrangements with Ms. Barlow would be determined if and when such arrangements become necessary.

     CERTAIN TRANSACTIONS

     In connection with the organization of the Company, its founding shareholders paid an aggregate of $8,000 cash to purchase 800,000 shares of Common Stock of the Company. Upon incorporation, $5,000 was initially contributed in exchange for 500,000 shares of Common Stock. Subsequently in March of 1996, an additional $3,000 was contributed in exchange for 300,000 shares of Common Stock. See "Principal Shareholders."

     It is contemplated that the Company may enter into certain transactions with officers, directors or affiliates of the Company which may involve conflicts of interest in that they will not be arms' length transactions. These transactions include the following:

     The Company presently has no office facilities but for the time being will use as its business address the home of Ms. Michelle Barlow on a rent free basis, until such time as the business operations of the Company may require more extensive facilities and the Company has the financial ability to rent commercial office space. There is presently no formal written agreement for the use of such facilities, and no assurance that such facilities will be available to the Company on such a basis for any specific length of time.

     The Company has no formal written employment agreement or other contracts with its President, and there is no assurance that the services and facilities to be provided by Ms. Barlow will be available for any specific length of time in the future. Ms. Barlow anticipates initially devoting up to approximately 20% of her time to the affairs of the Company. If and when the business operations of the Company increase and a more extensive time commitment is needed, Ms. Barlow is prepared to devote more time to the Company, in the event that becomes necessary. The amounts of compensation and other terms of any full time employment arrangements with Ms. Barlow would be determined if and when such arrangements become necessary.

Conflicts of Interest

     In addition to the conflicts of interest that are inherent in the foregoing transactions, conflicts of interest may also arise from the fact that the President and director of the Company will not be employed full time and will have other activities and business interests, to which she will also devote time and attention. Inasmuch as the President will not receive any regular salary or wage from the Company, at least initially, these other activities include other employment or business activities to obtain her livelihood, as well as schooling activities, inasmuch as the President is still continuing to pursue her educational goals. These other activities could give rise to a conflict with respect to certain operations of the Company, particularly with respect to the amount of time management devotes to the Company and to these other activities.

     A director of the Company owes fiduciary duties to the Company which may conflict with these other interests. The Company has not entered into any non compete, confidentiality or similar agreements with the director. The fiduciary duties that directors owe to a Company include the duty not to withhold from the Company, or appropriate, any corporate opportunity which the Company may be able to exploit, the duty not to use for their personal benefit or the benefit of any other individual or entity any information not generally known which they acquire through their association with the Company, and in short, the duty to deal fairly with the Company. The Company's current director intends to submit to the Company any potential business she becomes aware of which may constitute a corporate opportunity to the Company. The Company's policy is that all transactions between the Company and any affiliates be on terms no less favorable to the Company than could be obtained from unaffiliated parties.

Indemnification

     The general corporation law of Nevada permits provisions in the articles, by-laws or resolutions approved by shareholders which limit liability of directors and officers for breach of fiduciary duty to certain specified circumstances, namely, breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director or officer derives an improper personal benefit. The Company's by-laws indemnify its officers and directors to the full extent permitted by Nevada law. The by-laws with these exceptions eliminate any personal liability of an officer or director to the Company or its shareholders for monetary damages for the breach of fiduciary duty and therefore an officer or director cannot be held liable for damages to the Company or its shareholders for gross negligence or lack of due care in carrying out his or her fiduciary duties. The Company's Articles provide for indemnification to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with the Company to the maximum extent and under all circumstances permitted by law. Nevada law permits indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. A director or officer must be indemnified as to any matter in which he or she successfully defends himself or herself. Indemnification is prohibited as to any matter in which the director or officer is adjudged liable to the corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's common stock with respect to each director of the Company, each person known to the Company to be the beneficial owner of more than five percent (5%) of said securities, and all directors and executive officers of the Company as a group:

                         Title of   Amount and Nature of  Percent   % After
Name and Address          Class     Beneficial Ownership  of Class  Offering

Michelle Barlow           Common       250,000 shares      31.25%     25%
1020 Belmont Ave.
Salt Lake City, UT 84105

Eslie Barlow              Common       275,000 shares      34.38%     27.5%
1354 S. 1000 W.
Salt Lake City, UT 84104

Lynn Dixon                Common       275,000 shares      34.38%     27.5%
311 S. State, #460
Salt Lake City, UT 84111

All officers & directors  Common       250,000 shares      31.25%     25%
as a group (1 person)

     Prior to the sale of any Shares in this offering, these individuals are the only shareholders of the Company. The foregoing amounts include all shares these persons are deemed to beneficially own regardless of the form of ownership. See "Certain Transactions."

     DESCRIPTION OF SECURITIES

     The following statements are qualified in their entirety by reference to the detailed provisions of the Company's Articles of Incorporation and Bylaws, copies of which will be furnished to an investor upon written request. The Shares registered pursuant to the registration statement of which this prospectus is a part are shares of Common Stock, all of the same class and entitled to the same rights and privileges as all other shares of Common Stock.

Common Stock

     The Company is presently authorized to issue 50,000,000 shares of $.001 par value Common Stock. The holders of common stock, including the Shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefor. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of the Company nor are any common shares subject to redemption or convertible into other securities of the Company. Upon liquidation, dissolution or winding up of the Company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of the Company's common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

     The Company has reserved from its authorized but unissued shares a sufficient number of shares of Common Stock for issuance of the Shares offered hereby. The shares of Common Stock issuable on completion of the offering will be, when issued in accordance with the terms of the offering, fully paid and non-assessable.

     During the pendency of the offering, subscribers will have no rights as stockholders of the Company until the offering has been completed and the Shares have been issued to them.

Preferred Stock

     The Company is also presently authorized to issue 5,000,000 shares of $.001 par value Preferred Stock. Under the Company's Articles of Incorporation, as amended, the Board of Directors has the power, without further action by the holders of the Common Stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in such one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the Common Stock or the Preferred Stock of any other series. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without further shareholder action and may adversely effect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, the issuance of preferred stock could depress the market price of the Common Stock. The Board of Directors effects a designation of each series of Preferred Stock by filing with the Nevada Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the Nevada Secretary of State, or copies thereof may be obtained from the Company.

Transfer Agent

     American Registrar & Transfer Co., 10 Exchange Place, Suite 750, P.O. Box 1798, Salt Lake City, Utah 84110, (801) 363-9066, has agreed to serve as transfer agent and registrar for the Company's outstanding securities upon completion of the offering.

Dividend Policy

     The Company has not previously paid any cash dividends on Common Stock and does not anticipate or contemplate paying dividends on Common Stock in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company's business. There is no assurance that the Company will ever have excess funds available for the payment of dividends. The only legal restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by State laws. Under Nevada corporate law, no dividends or other distributions may be made which would render the Company insolvent or reduce assets to less than the sum of its liabilities plus the amount needed to satisfy any outstanding liquidation preferences.

     SHARES ELIGIBLE FOR FUTURE SALE

     All 800,000 shares of Common Stock currently outstanding are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended, in that such shares were issued and sold by the Company without registration, in private transactions not involving a public offering, and/or are securities held by affiliates. Although such restricted and affiliate securities are not presently tradeable in any public market which may develop for the Common Stock, such securities may in the future be publicly sold into any such market, if such a market should develop, in accordance with the provisions of Rule 144. In general, under Rule 144 as currently in effect, a nonaffiliated person (or group of persons whose share are aggregated), can sell restricted securities, and affiliates of the Company can sell restricted and other securities, in amounts that do not exceed within any three-month period, the greater of 1% of the total number of outstanding shares of the same class, or (if the Stock becomes quoted on NASDAQ or a stock exchange), the reported average weekly trading volume during the four calendar weeks preceding the sale; provided, that at least two years have elapsed since the restricted securities being sold were acquired from the Company or any affiliate of the Company, and provided further that certain other conditions are also satisfied. If at least three years have elapsed since restricted securities were acquired from the Company or an affiliate of the Company, a person who has not been an affiliate of the Company for at least three months is entitled to sell such restricted shares under Rule 144 without regard to any limitations on the amount.

     PLAN OF DISTRIBUTION


     The Company is offering up to 400,000 Shares of its $.001 par value Common Stock to the public on a "best efforts, 200,000 shares minimum, 400,000 shares maximum" basis, at a price of $.25 per share. The offering will be managed by the Company without an underwriter. The Company may enter into agreements with securities broker-dealers who are members of the National Association of Securities Dealers, Inc. (NASD), whereby these broker-dealers will be involved in the sale of the Shares and will be paid a commission by the Company of up to 14% of the offering price of the Shares sold by them, as agreed to between the Company and the broker. If the Company enters into any agreements with broker-dealers, it intends to amend the registration statement to update this prospectus and identify the broker-dealers that become involved in the selling effort. In addition, the Shares will be offered and sold by the officer of the Company, who will receive no sales commissions or other compensation in connection with the offering, except for reimbursement of expenses actually incurred on behalf of the Company in connection with such activities. This will not involve any reallocations between NASD members and non-members. The Company will not compensate any of its officers or directors for sale of securities hereunder but may pay a finders fee (not to exceed 14%) to other persons who introduce investors, where no sales commission is paid and such payment is permitted under applicable state law. There are presently no plans, proposals, arrangements or understandings with respect to the payment of any finders fees for investor introductions.


     There is no assurance that all or any of the Shares will be sold. If the Company fails to receive subscriptions for a minimum of 200,000 Shares within 120 days from the date of this Prospectus (or 150 days if extended by the Company), the offering will be terminated and any subscription payments received will be promptly refunded within 5 days to subcribers, without any deduction therefrom or any interest thereon. If subscriptions for at least the minimum amount are received within such period, funds will not be returned to investors and the Company may continue the offering until such period expires or subscriptions for all 400,000 Shares have been received, whichever occurs first.

Method of Subscribing

     Persons may subscribe by filling in and signing the subscription agreement and delivering the same to the Company. The subscription price must be paid in cash, wire transfer, cashier's check, bank draft or postal or express money order payable in United States dollars to be held in Escrow until the subscriptions for at least 200,000 Shares have been a accepted by the Company. Certificates representing the Common Stock subscribed for hereunder will be issued as soon as practicable after completion of the Offering.

     All subscription payments should be made payable to Brighton Bank as Escrow Agent for the Company. The Company and any participating broker-dealers will mail or otherwise forward all subcription payments received, by noon of the next business day following receipt, to Brighton Bank at 311 South State Street, Salt Lake City, Utah 84111 for deposit into the escrow account being maintained by Brighton Bank as escrow agent for the Company, pending receipt of subscriptions for at least a minimum of 200,000 Shares or expiration of the offering period, whichever occurs first. Subcription payments will only be disbursed from the escrow account to the Company if at least 200,000 Shares are sold, or if not sold, for the purpose of refunding subscription payments to the subscribers. Subscribers will have no right to return or use of their funds during the offering period, which may last up to 150 days.

     LEGAL MATTERS


     To the knowledge of management, there is no material litigation pending or threatened against the Company. The validity of the issuance of the Shares offered hereby will be passed upon for the Company by Thomas G. Kimble & Associates, Salt Lake City, Utah. The legal opinion concerning the fully paid and nonassessable nature of the securities being offered has been rendered by attorneys not licensed to practice law in the state of incorporation, but this is not believed to involve any material risk.


     EXPERTS

     The consolidated financial statements of Kayenta Kreations, Inc. as of December 31, 1995, included in this Prospectus have been examined by David
T. Thomson P.C. independent certified public accountant, as indicated in the report with respect thereto, and are included herein in reliance on such report given upon the authority of that firm as an expert in accounting and auditing.

                           KAYENTA KREATIONS, INC.
                       (A Development  Stage Company)

                            FINANCIAL STATEMENTS

                   FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                 (UNAUDITED)

                                     AND

           FROM INCEPTION (DECEMBER 26, 1995) TO DECEMBER 31, 1995

                                    WITH

                        INDEPENDENT  AUDITOR'S REPORT

                           KAYENTA KREATIONS, INC.
                        (A Development Stage Company)


                                  CONTENTS


                                                       PAGE

Independent Auditor's Report                                     1

Balance Sheet, June 30, 1996 (Unaudited) and
 December 31, 1995                                               2

Statement of Operations,  for the six months ended
 June 30, 1996 Unaudited) and from Inception
 December 26, 1995) to December 31, 1995                         3

Statement of Stockholders' Equity, for the three
 months ended June 30, 1996 Unaudited) and from
 Inception December 26, 1995) to December 31, 1995               4

Statement of Cash Flows, for the six months ended
 June 30, 1996 (Unaudited) and from Inception
 December 26, 1995) to December 31, 1995                         5

Notes to Financial Statements                                    6-7

Independent Auditor's Report

Board of Director
KAYENTA KREATIONS,  INC.
Salt Lake City, Utah

I have audited the accompanying balance sheet of Kayenta Kreations, Inc. (a development stage company) as of December 31, 1995 and the related statements of operations, stockholders' equity and cash flows from inception (December 26, 1995) to December 31, 1995. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on the financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kayenta Kreations (a development stage company) as of December 31, 1995 and the results of its operations and its cash flows from inception (December 26, 1995) to December 31, 1995 in conformity with generally accepted accounting principles.


/s/ David T. Thomson, P.C.

Salt Lake City, Utah
February  26, 1996

            KAYENTA KREATIONS, INC.
         (A Development Stage Company)

                 BALANCE SHEET

                    ASSETS

                                                 June 30,     December 31,
                                                    1996           1995
                                                (Unaudited)

CURRENT ASSETS
  Cash in bank                                   $    3,493     $   4,000
  Deferred offering costs                             3,745           250

          Total Current Assets                        7,238         4,250

OTHER ASSETS
  Organization costs, less amortization of              673           748
    $77 and $2

          Total Other Assets                            673           748

TOTAL ASSETS                                     $    7,911     $   4,998

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES                              $        -     $       -

STOCKHOLDERS' EQUITY
  Preferred stock; $.001 par value, 5,000,000
    shares authorized, no shares issued and
    outstanding                                           -             -
  Common stock; $.001 par value, 50,000,000
    shares authorized, 800,000 and 500,000
    shares issued and outstanding respectively          800           500
  Capital in excess of par value                      7,200         4,500
  Earnings (deficit) accumulated during the            (89)           (2)
    development stage

          Total Stockholders' Equity                  7,911         4,998

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $    7,911     $   4,998

   KAYENTA KREATIONS, INC.
(A Development Stage Company)

   STATEMENT OF OPERATIONS

                                  For the          From
                                Six Months      Inception      Cumulative
                                   Ended       (December 26,   During the
                                                   1995)
                                 June 30,          to         Development
                                   1996        December 31,       Stage
                                                   1995
                                (Unaudited)                    (Unaudited)

REVENUE
     Interest                   $        34     $         -    $        34

EXPENSES
     Amortization                        75               2             77
     Bank charges                        46               -             46

                                        121               2            123

NET INCOME (LOSS)               $      (87)     $       (2)    $      (89)

EARNINGS (LOSS) PER SHARE       $    (0.00)     $    (0.00)    $    (0.00)

      KAYENTA KREATIONS, INC.
   (A Development Stage Company)

 STATEMENT OF STOCKHOLDERS' EQUITY

                                                                  Earnings
                                                                   (Loss)
                                                                  Accumul-
                                                                    ated
                                                        Capital    During
                                                          in        the
                                      Common Stock      Excess    Develop-
                                                          of        ment
                                      Shares   Amount     Par      Stage
                                                         Value

BALANCE, December 26, 1995(Inc)            -     $  -      $  -    $      -

Shares issued to initial stockholders
  for cash December 26, 1995
  at $.01 per share                  500,000      500     4,500           -

 Net income (loss) from June 21,1995
  (inception) to December 31,1995          -        -         -         (2)

BALANCE, December 31, 1995           500,000      500     4,500         (2)

 Additional shares issued to initial
   stockholders for cash March 6,
   1996 (Unaudited)                  300,000      300     2,700           -

     Net income (loss) for the six
       months ended June 30,1996
       (Unaudited)                         -        -         -        (87)

BALANCE, June 30,1996 (Unaudited)    800,000   $  800    $7,200    $   (89)

      KAYENTA KREATIONS, INC.
   (A Development Stage Company)

      STATEMENT OF CASH FLOWS

                                      For the         From
                                        Six         Inception  Cumulative
                                       Months
                                       Ended        (December  During the
                                                    26, 1995)
                                      June 30,       to        Development
                                        1996         December     Stage
                                                     31, 1995
                                     (Unaudited)               (Unaudited)

INCREASE (DECREASE) IN CASH

CASH FLOWS FROM OPERATING ACTIVITIES
  Cash paid for organization costs         $  -        $(750)       $ (750)
  Cash from interest                         21             -            21
  Cash paid for  bank charges              (33)             -          (33)

      Net Cash use by Operating            (12)         (750)         (762)
      Activities

CASH FLOWS FROM INVESTING ACTIVITIES          -             -             -

CASH FLOWS FROM FINANCING ACTIVITIES
  Sale of common stock                    3,000         5,000         8,000
  Deferred offering costs               (3,495)         (250)       (3,745)

    Net Cash Provided By Financing          495         4,750         4,255
    Activities

NET INCREASE (DECREASE) IN CASH             507         4,000         3,493

CASH - BEGINNING OF PERIOD                4,000             -             -

CASH - END OF PERIOD                     $3,493        $4,000       $ 3,493

RECONCILIATION OF NET INCOME TO NET
   CASH PROVIDED (USED) BY OPERATING
                          ACTIVITIES


NET INCOME (LOSS)                        $ (87)         $ (2)       $  (89)

Adjustments to reconcile net income
   loss)to net cash provided (used)
   by operating activities
     Amortization of
     organization costs                      75             2            77

     Change in assets and liabilities
       Organization costs                     -         (750)         (750)

                    Total                    38         (748)         (673)
Adjustments

NET CASH PROVIDED(USED)BY                 $(12)     $   (750)       $ (762)
   OPERATING ACTIVITIES

                           KAYENTA KREATIONS, INC
                        (A Development Stage Company)

                        NOTES TO FINANCIAL STATEMENTS


NOTE   1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization - The Company was organized under the laws of the State of Nevada on December 26, 1995, and has elected a fiscal year end of December 31st. The Company was formed to engage in the business of producing and marketing a children's coloring art book depicting various aspects of life in the Southwestern and Western United States. The Company has not commenced planned principle operations and is considered a development stage Company as defined in SFAS No 7. The Company, has at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirement of the Company and other relevant factors.

     Net income per Share - The computation of net income <loss> per share of common stock is based on the weighted average number of shares outstanding during the period presented.

     Organization  Costs   -   The  Company will amortize  its  organization
     costs, which reflect amounts expended to organize the Company, over sixty (60) months using the straight-line method.

     Income Taxes - Due to no income at December 31, 1995 no provision for income taxes has been made. There are no deferred income taxes resulting from income and expense items being reported for financial accounting and tax reporting purposes in different periods.

     Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. At December 31, 1995 the Company did not have non-cash investing and financing activities.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Unaudited Interim Information - In the opinion of management, the unaudited financial statements reflect all adjustments, consisting only of normal adjustments, necessary to present fairly, the financial position of the Company at June 30,1996 and the results of operations
     and  cash  flows  for  the six months then ended.    The  results  of
     operations and cash flows for the six months ended June 30, 1996 should not necessarily be taken as indicative of the results of operations and cash flows for the entire year ended December 31, 1996.

NOTE   2  -  COMMON STOCK TRANSACTIONS

     The Company was formed through the issuance of 800,000 shares of common stock for $8,000. Upon incorporation, $5,000 was initially contributed in exchange for 500,000 shares of Common Stock. Subsequently in March of 1996, an additional $3,000 was contributed in exchange for 300,000 shares of Common Stock.

NOTE   3  -  RELATED PARTY TRANSACTIONS

     The Company is using the home of its President as its office on a rent free basis. As of December 31, 1995 no compensation has been paid or accrued to any officers or directors of the Corporation.

NOTE   4  -  PROPOSED OFFERING OF COMMON STOCK

     The Company is filing a registration statement through which it proposes to issue a minimum of 200,000 shares to a maximum of 400,000 shares of the Company's common stock to the public at $.25 per share for a total of $50,000 (minimum) to $100,000 (maximum). The offering will be managed by the Company and the shares will be offered and sold by the officer of the Company, without any discounts or other commission. Licensed NASD Broker-dealers may also participate and receive commissions of up to 14% of the offering price on sales made by them. Direct costs of the offering are estimated to be a maximum of
     $14,000. Offering  proceeds  will  be escrowed   pending  completion
or
     termination of the offering. The offering will terminate 120 days from the date of the offering circular or 150 days if extended 30 days by the Company. Funds held in escrow will be promptly returned to subscribers without interest, unless the offering is completed on or before the termination date.

NOTE   5  -  INCOME TAXES

     At December 31, 1995 the Company had a net federal operating loss (NOL) of $2 which can be carried forward to offset operating income. The NOL will expire at the end of the year 2010. A valuation allowance of $.30 has been established for those tax credits which are not expected to be realized.

     -----------------------
No dealer, salesman or other person is authorized to give any information or to make any representations other that those contained in this Prospectus in connection with the offer made hereby. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities covered hereby in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, in any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.
     -----------------------


     TABLE OF CONTENTS
Page

AVAILABLE INFORMATION         2

PROSPECTUS SUMMARY            3

RISK FACTORS                  5

DILUTION                      8

COMPARATIVE DATA              9

USE OF PROCEEDS               9

MANAGEMENT'S PLAN OF OPERATION      11

BUSINESS                      12

MANAGEMENT                    14

CERTAIN TRANSACTIONS          15

PRINCIPAL SHAREHOLDERS        17

DESCRIPTION OF SECURITIES     18

SHARES ELIGIBLE FOR FUTURE SALE     19

PLAN OF DISTRIBUTION          20

LEGAL MATTERS                 21

EXPERTS                       21
FINANCIAL STATEMENTS          F-1
     -----------------------
     -----------------------

KAYENTA KREATIONS, INC.
400,000 Shares
- -----------------------
Common Stock
PROSPECTUS
         , 1996
- -----------------------

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  Indemnification of Directors and Officers

The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

(a) Section 78.751 of the Nevada Business Corporation Act provides that each corporation shall have the following powers:

     1. A corporation may indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

          (a)  By the stockholders;

          (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

          (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel, in a written opinion; or

          (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than director of officers may be entitled under any contract or otherwise by law.

     6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

          (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

          (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person."

(b) The registrant's Articles of Incorporation limit liability of its Officers and Directors to the full extent permitted by the Nevada Business Corporation Act.

ITEM 25.  Other Expenses of Issuance and Distribution*

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the registrant in connection with the maximum offering for the securities included in this registration statement:

                                            Amount

SEC registration fee                     $    100.00
Blue sky fees and expenses                  1,000.00
Printing and shipping expenses                300.00
Legal fees and expenses                    10,000.00
Accounting fees and expenses                  500.00
Transfer and Miscellaneous expenses           100.00
                                         -----------
       Total                             $ 12,000.00

*  All expenses are estimated except the Commission filing fee.

ITEM 26.  Recent Sales of Unregistered Securities

In connection with the organization of the Company, its founding shareholders paid an aggregate of $8,000 cash to purchase 800,000 shares of Common Stock of the Company. Upon incorporation, $5,000 was initially contributed in exchange for 500,000 shares of Common Stock. Subsequently in March of 1996, an additional $3,000 was contributed in exchange for 300,000 shares of Common Stock. These transactions were not registered under the Securities Act of 1933 (the "Act") in reliance on exemptions from registration in Sections 3(b) and 4(2) of the Act, and Rule 504 of Regulation D promulgated thereunder. Securities with an aggregate offering price of only $8,000 were offered and sold to persons with a pre-existing relationship with the Issuer. The securities are subject to the resale provisions of Rule 144 and may not be sold or transferred without registration except in accordance with Rule 144 and will bear such a legend.

ITEM 27.  Exhibits Index

SEC
No.  Document                       Exhibit No. or Location

1    Form of Dealer Agreement       1.1 (previously filed)

3,4  Articles of Incorporation      3.1,4.1 (previously filed)

3,4  By-Laws                        3.3,4.3 (previously filed)

4    Common Stock Specimen Cert.    4.4 (previously filed)

5,24 Opinion & Consent of Counsel   5.1,24.1 (previously filed)

20   Subscription Agreement         20.1

23   Consent of Accountants         23.1

27   Financial Data Schedule        27.1 (previously filed)

ITEM 28.  Undertakings

The registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Include any additional or changed material information on the plan of distribution; and

(iii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Salt Lake, State of Utah, on October 18, 1996.

KAYENTA KREATIONS, INC.



By: /s/ Michelle Barlow
   Michelle Barlow
   President (Chief Executive and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures              Title                    Date

/s/ Michelle Barlow     President & Director     October 18, 1996

Michelle Barlow         (Chief Executive and Financial Officer)